SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|

Check the appropriate box:
|X|  Preliminary proxy statement
|_|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material under Rule 14a-12
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

                                  AUDIBLE, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials:

         -----------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

         -----------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

         -----------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                  AUDIBLE, INC.
                            65 Willowbrook Boulevard
                             Wayne, N.J. 07470-7056
                                 (973) 837-2700

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON __________ __, 2003

      A special meeting of stockholders of Audible, Inc., a Delaware corporation (the "Company"), will be held on ________________, _________ __, 2003, at 10:00
a.m., local time, at the offices of the Company, 65 Willowbrook Boulevard, Wayne, N.J. 07470 for the following purposes:

      1. To approve amendments to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, par value $0.01 per share, pursuant to which any whole number of outstanding shares between five and ten would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment; and

      2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

      The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on January __, 2003, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. Only those Company stockholders of record as of the close of business on that date will be entitled to vote at the special meeting or any postponement or adjournment thereof.

                                     By Order of the Board of Directors,


                                     ______________________
                                     Nancy A. Spangler
                                     Secretary

Wayne, New Jersey
January __, 2003

                                  Audible, Inc.
                            65 Willowbrook Boulevard
                             Wayne, N.J. 07470-7056
                                 (973) 837-2700

                                 PROXY STATEMENT

      Your vote at the special meeting is important to us. Please vote your shares of common stock and/or preferred stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the special meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about January __, 2003.

                        GENERAL INFORMATION ABOUT VOTING

Who can vote?

      You can vote your shares if our records show that you owned shares of our common stock, Series A convertible preferred stock and/or Series B convertible preferred stock as of December 23, 2002. A total of 30,951,144 shares of common stock, 3,277,327 shares of Series A convertible preferred stock and 1,250,000 shares of Series B convertible preferred stock were outstanding on the record date and are entitled to vote at the special meeting. Each stockholder is entitled to one vote for each share of common stock, 4.0322 votes for each share of Series A convertible preferred stock and one vote for each share of Series B convertible preferred stock. The enclosed proxy card shows the number of shares you are entitled to vote.

How do I vote by proxy?

      Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the special meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote in favor of each of the proposals to be considered at the meeting.

What if other matters come up at the special meeting?

      The matters described in this proxy statement are the only matters that we now know will be voted on at the special meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they determine, in their discretion.

Can I change my vote after I return my proxy card?

      Yes. At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the special meeting rather than by completing the proxy card?

      Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the special meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

      If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How many votes are needed to approve the proposal?

      To be approved, Proposal No. 1, to amend our certificate of incorporation to effect a reverse split of our common stock pursuant to which any whole number of outstanding shares between and including five and ten would be combined into one share of our common stock, must receive a "For" vote from holders of a majority of our outstanding voting shares. If you "Abstain" from voting, it will have the same effect as an "Against" vote.

How are votes counted?

      We will hold the special meeting if there is a quorum, meaning that the holders of a majority of the outstanding shares of common stock, Series A convertible preferred stock and Series B convertible preferred stock entitled to vote (voting together as a single class on an as converted basis) either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

      If your shares are held in the name of a nominee, and you do not tell the nominee by January __, 2003 how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?

      We do. In addition to sending you these materials, some of our directors and employees may contact you by telephone, by mail, or in person. None of our directors or employees will receive additional compensation for any such solicitation.

                                   PROPOSAL 1

                    APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OVERVIEW

      Our Board of Directors has approved a proposal to amend our certificate of incorporation to effect a reverse stock split whereby a number of outstanding shares of our common stock between and including five and ten, such number consisting only of whole shares, will be combined into one share of our common stock. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split. Pending stockholder approval, the Board will have the sole discretion pursuant to
Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Audible and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including five and ten which will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board would also have the authority to determine the exact timing of the reverse stock split, with the intention of maximizing our ability to remain in compliance with the continued listing maintenance requirements of the Nasdaq SmallCap Market and the other intended benefits of the reverse stock split to Audible and its stockholders. See the information below under the caption "Reasons for the Reverse Stock Split." The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Audible and its stockholders.

      The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including five and ten would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

      If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.01 per share. The amendment would not change the number of authorized shares of common stock.

REASONS FOR THE REVERSE STOCK SPLIT

      The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq SmallCap Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock.

      Our common stock is quoted on the Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq SmallCap Market. If our common stock were to be delisted, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. The OTC Bulletin Board is generally considered to be less efficient than, and not as broad as, the Nasdaq SmallCap Market.

      On April 29, 2002, at which time our common stock was quoted on the Nasdaq National Market, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 90 calendar days ending July 29, 2002, our common stock would be delisted at that time. On August 6, 2002, we transferred to the Nasdaq SmallCap Market, and we were given until October 28, 2002 to comply with the minimum bid price requirement. At no time since March 14, 2002 has the closing bid price of our common stock been over $1.00. We received a second letter, dated October 29, 2002, from Nasdaq advising us that our common stock would be delisted at the opening of business on November 6, 2002. We requested an appeal hearing from Nasdaq, which resulted in the automatic stay of the November 6 delisting date and the hearing was scheduled for December 19, 2002. On November 27, 2002, we received another letter from Nasdaq indicating that in addition to the minimum bid issue, we are not currently in compliance with Nasdaq's stockholders' equity/market value of listed securities/net income requirements and that this issue would also be addressed at our appeal hearing. The hearing was held on December 19, 2002. As a result of the hearing, the Company was given until February 15, 2003 to achieve compliance with the continued listing requirements for the Nasdaq SmallCap Market.

      We believe that maintaining the listing of our common stock on the Nasdaq SmallCap Market is in the Company's best interests and that of our stockholders. If our stockholders do not approve the proposal to effect the reverse stock split, and the closing bid price of our common stock does not otherwise rise above $1.00, it is highly likely that our common stock will cease to be listed and traded on the Nasdaq SmallCap Market.

      The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. As indicated above, Nasdaq has already advised us that we are not currently in compliance with other continued listing requirements. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

      The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

      If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Audible and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq SmallCap Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement the reverse stock split prior to the one year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

      After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. The proposed reverse stock split will, however, affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

      Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in Audible (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced. Our certificate of incorporation currently authorizes the issuance of up to 75,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 24, 2002, the Company had 30,951,144 shares of common stock and 4,527,327 shares of preferred stock outstanding. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the book value per share (and earnings per share at such time as we have earnings), as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

      The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our stock option plans in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. Further, there will be a proportionate adjustment to the conversion ratio of our outstanding convertible preferred stock.

      If the proposed reverse stock split is implemented, it will increase the number of stockholders of Audible who own "odd lots" of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

      Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented and the common stock has not been otherwise delisted, our common stock will continue to be reported on the Nasdaq SmallCap Market under the symbol "ADBL" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

      The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

EFFECTIVE DATE

      The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

      No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date of the reverse stock split as reported on the Nasdaq SmallCap Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

      As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO

NO APPRAISAL RIGHTS

      Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendments to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

      The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER OWN SITUATION.

      The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged. A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by the Company as a result of the reverse stock split.

Recommendation of the Board of Directors

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT ON OUR COMMON STOCK.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the number of shares of our common stock beneficially owned as of December 24, 2002 by:

      o each person who we know beneficially owns more than 5% of the common stock;
      o   each member of our board of directors;
      o   each of our five highest-paid executive officers; and
      o   all of the directors and executive officers as a group.

      Unless otherwise indicated (i) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and (ii) the address for the persons named in the table is c/o Audible, Inc., 65 Willowbrook Boulevard, Wayne, New Jersey 07470.

                                               Number of
                                                 Shares
                                              Beneficially     Percent of Shares
Name of Beneficial Owner                         Owned          Outstanding (1)
------------------------                      ------------     -----------------
Microsoft Corporation (2)  ..................  15,090,137             __%
  One Microsoft Way
  Redmond, WA 98052-6399
Special Situations Fund III, L.P. (3)  ......   5,159,798             __%
Special Situations Private Equity
Fund, L.P.  .................................
Special Situation Technology Fund  ..........
  153 East 53rd Street
  New York, NY  10022
Special Situations Cayman Fund, L.P.
  C/o CIBC Bank and Trust Company
  (Cayman) Limited
  CIBC Bank Building
  P.O. Box 694
  Grand Cayman, Cayman Islands
  British East Indies

Amazon.com, Inc. (4)  .......................   1,840,033             __%
Amazon.com Commerce Services, Inc.  .........
Amazon.com Holdings, Inc.  ..................
Amazon.com NV Investment Holdings, Inc.  ....
  1200 12th Avenue South
  Suite 1200
  Seattle, WA 98144
Random House (5)                                1,419,780             __%
===============
Richard Brass  ..............................           0              *
Winthrop Knowlton (6)  ......................     151,875              *
Donald R. Katz (7)  .........................   1,558,945             __%
Robert O. Kramer (8)  .......................     276,023              *
Andrew Kaplan (9)  ..........................     381,662              *
Richard Sarnoff (10)  .......................      35,000              *
Gary L. Ginsberg (11)  ......................      35,000              *
Johannes Mohn (12)  .........................      35,000              *
All Named Executive Officers and
directors as a group (8 persons) (13)           _________             __%


*     less than 1%
-----------------------
(1) As of December 24, 2002, we had outstanding 30,951,144 shares of common stock, 3,277,327 shares of Series A convertible preferred stock (each share of which is convertible into 4.03229 shares of common stock) and 1,250,000 shares of Series B convertible preferred stock (each share of which is convertible into one share of common stock). The persons named in this table have sole voting power with respect to all shares of common stock. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, including our series A convertible preferred stock and Series B convertible preferred stock, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of December 24, 2002.
(2) Includes 13,215,137 shares of common stock issuable upon conversion of 3,277,327 shares of our series A convertible preferred stock, and 100,000 shares issuable upon exercise of warrants.
(3) The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on March 4, 2002, as amended on November 8, 2002, reporting beneficial ownership of securities of the Company held by

      Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., and Special Situations Technology Fund, L.P. As reported in the Schedule 13G, Austin Marxe and David Greenhouse beneficially own 5,159,798 shares of common stock, of which: (i) 2,026,123 shares of common stock and 627,906 shares of common stock issuable upon exercise of warrants are held by Special Situations Fund III, L.P., (ii) 843,593 shares of common stock and 261,628 shares of common stock issuable upon exercise of warrants are held by Special Situations Private Equity Fund, L.P., (iii) 563,096 shares of common stock and 174,419 shares of common stock issuable upon exercise of warrants are held by Special Situations Cayman Fund, L.P., and (iv) 506,056 shares of common stock and 156,977 shares of common stock issuable upon exercise of warrants are held by Special Situations Technology Fund, L.P. As reported in the Schedule 13G, (i) MGP Advisers Limited Partnership acts as general partner of and investment adviser to Special Situations Fund III, L.P.,
      (ii) MG Advisers, L.L.C. acts as general partner of and investment adviser to Special Situations Private Equity Fund, L.P., (iii) AWM Investment Company, Inc. acts as the general partner of MGP Advisers Limited Partnership, and general partner of and investment adviser to Special Situations Cayman Fund, L.P., and (iv) SST Advisers, L.L.C. acts as general partner of and investment adviser to Special Situations Technology Fund, L.P. Austin Marxe and David Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the disposition of securities reported in the Schedule 13G which are beneficially owned by Austin Marxe and David Greenhouse by virtue of being executive officers of the investment advisers of each of the four funds.
(4) The Number of Shares Beneficially Owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 14, 2002, reporting beneficial ownership of securities of the Company held by Amazon.com, Inc. As reported in the Schedule 13G, Amazon.com, Inc. is the indirect beneficial owner of: (i) 1,340,033 shares of common stock, which shares are held directly by Amazon.com Commerce Services, Inc., a wholly owned subsidiary of Amazon.com Holdings, Inc. which, in turn, is a wholly owned subsidiary of Amazon.com, Inc., and (ii) 500,000 shares of common stock issuable upon exercise of warrants held by Amazon.com NV Investment Holdings, Inc. Amazon.com NV Investment Holdings, Inc. is also a wholly owned subsidiary of Amazon.com, Inc.
(5) Includes 1,250,000 shares issuable upon conversion of our Series B convertible preferred stock.
(6)   Includes 50,000 shares issuable upon exercise of options.
(7)   Includes 259,445 shares issuable upon exercise of options.
(8) Includes 1,200 shares held in trust for minor child of which Mr. Kramer controls and 272,723 shares issuable upon exercise of options.
(9)   Includes 374,662 shares issuable upon exercise of options.
(10)  Includes 35,000 shares issuable upon exercise of options.
(11)  Includes 35,000 shares issuable upon exercise of options.
(10)  Includes 35,000 shares issuable upon exercise of options.
(12)  Includes 1,061,830 shares issuable upon exercise of options.

                              STOCKHOLDER PROPOSALS

      To be considered for presentation to the annual meeting to be held in 2003, a stockholder proposal should have been received by Andrew P. Kaplan, Chief Financial Officer, Audible, Inc., 65 Willowbrook Boulevard, Wayne, N.J. 07470, or by our corporate secretary, Nancy A. Spangler, c/o Piper Rudnick LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190, no later than December 29, 2002.

                                  OTHER MATTERS

      Our board of directors knows of no other business which will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

      It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

      We have filed an Annual Report on Form 10-K for the year ended December 31, 2001, with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to our Chief Financial Officer, Andrew P. Kaplan, at Audible, Inc., 65 Willowbrook Boulevard, Wayne, N.J. 07470. Our Form 10-K is also available through our website at www.audible.com.

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  AUDIBLE, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

      Audible, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST:   The name of the Corporation is Audible, Inc.  The Corporation was
originally incorporated under the name The Audible Words Corporation.

SECOND:   The Certificate of Incorporation of the Corporation is hereby amended by striking the introductory paragraph of Article FOURTH thereof and by substituting the following in lieu thereof as the new introductory paragraph of Article FOURTH:

            FOURTH: Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 shares, of which (i) 75,000,000 shall be shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 10,000,000 shall be shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder's fractional share based upon the closing sales price of the Common Stock as reported on The Nasdaq Small Cap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

THIRD:   The amendment of the Corporation's Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Donald R. Katz, Chairman and Chief Executive Officer as of _________, 2003.

                                             AUDIBLE, INC.

                                             By:  __________________________
                                                  Donald R. Katz, Chairman
                                                  and Chief Executive Officer

* By approving this amendment, stockholders will approve the combination of any whole number of shares of Common Stock between and including five (5) and ten
(10) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

                                  AUDIBLE, INC.
                            65 Willowbrook Boulevard
                                Wayne, N.J. 07470

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints Andrew Kaplan and Nancy A. Spangler, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock and Series A convertible preferred stock of Audible, Inc. (the "Company") held of record by the undersigned on __________ __, 2002 at the Special Meeting of Stockholders to be held on __________ __, 2003 at 10:00 a.m., local time, at the offices of the Company, 65 Willowbrook Boulevard, Wayne, NJ 07470, and any adjournment thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

      PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   DETACH HERE

|X|  Please mark
     votes as in
     this example

1. Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock by a range from one-for-five up to one-for-ten.

   FOR   AGAINST   ABSTAIN
   |_|     |_|       |_|

                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

                                                                             |_|

                                 Please sign exactly as name appears hereon.
                                 Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.


Signature:_________________ Date:_____  Signature:___________________ Date:_____